Exhibit 99.1

WHITESTONE REIT
1450 W. Sam Houston Parkway N., Suite 111 Houston, Texas 77043

WHITESTONE REIT FILES AMENDED COMPLAINT IN U.S. DISTRICT COURT REQUESTING THAT HARTMAN PAY INTERIM ATT0RNEYS’ FEES

HOUSTON, TX May 21, 2007: Whitestone REIT, formerly known as Hartman Commercial Properties REIT (HCP REIT), reported today that it amended its Complaint in the U.S. District Court, against Allen Hartman and Hartman Management L.P., to expand its claim for the recovery of its reasonable and necessary attorneys' fees incurred as a result of Hartman’s actions.

In the filing, Whitestone REIT also sought recovery of interim attorneys’ fees based on the fact that it prevailed on its renewed application for preliminary injunction against Hartman. Whitestone REIT has also alleged it is entitled to recovery of its attorneys’ fees because Hartman has maintained his counterclaim without substantial justification and has acted in bad faith, wantonly and for oppressive reasons throughout the course of this litigation.

Whitestone REIT has requested the court to issue a temporary restraining order to restrain defendants Hartman and Hartman Management from: further disseminating the preliminary consent solicitation they filed with the Securities and Exchange Commission (SEC) on November 29, 2006, and the additional materials filed with the SEC on December 4, 2006; and disseminating the amended consent solicitation filed with the SEC on January 30, 2007; and making any additional material misstatements or omissions, communicating with shareholders or filing any proxy solicitation related to the prior consent solicitations or for the purposes of attempting to remove any member of the Board of Trustees.

Chairman and Interim Chief Executive Officer James C. Mastandrea said, “We believe the shareholders of Whitestone REIT are entitled to recover the attorney fees resulting from Allen Hartman’s legal actions against Whitestone. These fees are excessively burdensome and unnecessary.”

ABOUT WHITESTONE REIT (FORMERLY HARTMAN COMMERCIAL PROPERTIES REIT “HCP REIT”)
Whitestone REIT owns and operates retail, office and office warehouse properties, 33 of which are in the Houston area, two office buildings in Dallas, and a retail plaza in San Antonio. For more information go to http://www.whitestonereit.com

Forward-Looking Statement:
This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.

For more information, please contact:

James C. Mastandrea
Chairman, Interim CEO
WHITESTONE REIT
713-827-9595

Dick Vaughan, Director of Marketing and Public Relations
WHITESTONE REIT
713-827-9595, EXT 3034

Phone (713) 827-9595 Fax (713) 465-8847 Toll Free (866) 789-7348
info@whitestonereit.com    www.whitestonereit.com